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                         AMENDED TAX SHARING AGREEMENT


      THIS AMENDED TAX SHARING AGREEMENT (the "Amended Agreement") is made this 24th day of September, 1995 between First Mississippi Corporation, a Mississippi corporation ("FMC"), FirstMiss Gold Inc., a Nevada corporation ("FirstMiss Gold"), and FMG Inc., a Nevada corporation ("FMG");

      WHEREAS, FirstMiss Gold is a subsidiary of FMC and FMG is a subsidiary of Gold (FirstMiss Gold and FMG are hereinafter referred to collectively as "Gold");

      WHEREAS, FMC is the common parent of an affiliated group of corporations (the "Affiliated Group") which files consolidated tax returns;

      WHEREAS, FMC and Gold are parties to a Tax Sharing Agreement (the "Tax Sharing Agreement") dated as of October 1, 1987;

      WHEREAS, FMC wishes to spin off to the shareholders of FMC the stock of Gold owned by FMC (the "Spin-Off); and

      WHEREAS, in connection with the Spin-Off, FMC and Gold wish to amend the Tax Sharing Agreement so as fix the respective rights and obligations of the parties under said agreement following the Spin-Off;

      NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1. TERMINATION OF TAX SHARING AGREEMENT. The Tax Sharing Agreement shall terminate on the date of the Spin-Off and the parties shall thereafter have no
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obligations to each other thereunder, except as specifically provided in this
Amended Agreement.

      2.    SETTLEMENT OF OBLIGATIONS.

            (a) In complete satisfaction of any existing obligation of FMC under the Tax Sharing Agreement to make payment to Gold for the use of any deduction, credit or allowance of Gold by the Affiliated Group, FMC shall pay Gold the Settlement Amount, as hereinafter defined, pursuant to the provisions of subsection 2(c) below.

            (b) For purposes of this Amended Agreement, the "Settlement Amount" shall mean that amount which is equal to (i) the present value, as of the date of the Spin-Off, of the right to receive payment of the amount of "Gold Tax Benefits," as hereinafter defined, in twenty (20) equal quarterly installments beginning on September 30, 1998, computed using a discount rate of
6.5 percent, less (ii) the aggregate amount of any advances in excess of $5,000,000 made by FMC to Gold between August 22, 1995 and the date of the Spin-Off. The amount of "Gold Tax Benefits" shall be that amount which is equal to the difference between (x) the sum of the alternative minimum tax credit carryovers and the tax benefit of the net operating loss carryovers which Gold would have been entitled to as of the date of the Spin-Off if Gold had filed a separate consolidated return during the entire time that Gold was a member of the Affiliated Group and (y) the amount of the alternative minimum tax credit carryovers which will be allocated to Gold as of the date of the Spin-Off pursuant to the consolidated return regulations. The tax benefit of the net operating loss carryovers, referred to in Section 2(b)(x) above, shall be computed using a 34% tax rate for periods ending before July 1, 1993, and a 35% tax rate for periods ending after June 30, 1993, based on the taxable year in which Gold would have incurred the loss.





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            (c)   The Settlement Amount shall be paid by FMC to Gold as
follows: (i) if between the date of the Spin- Off and the earlier of the date of the public equity offering of common stock (the "Offering") Gold plans to effect, or April 28, 1997, Gold requires funds, in addition to those available to it under its credit facility with Toronto Dominion Bank, Gold may request, as funds are necessary for mine development, operations and working capital, payment from FMC of amounts which do not exceed, in the aggregate, the Settlement Amount, and FMC shall pay Gold such amounts; and (ii) if on the earlier of the date of the Offering or April 28, 1997, FMC has paid Gold, pursuant to section (2)(c)(i) above, an aggregate amount of less than the Settlement Amount, the excess of the Settlement Amount over the amounts previously paid by FMC pursuant to section 2(c)(i) above shall be paid by FMC on such date in the form of a reduction in the balance of the loan from FMC to Gold outstanding on such date.

            (d) Any reduction in the balance of the loan from FMC to Gold which is made pursuant to section 2(c)(ii) above shall not satisfy or otherwise affect the obligation of Gold, set forth in Section 2.3(B)(1) of the Loan Agreement between FMC and Gold of even date herewith, to make a mandatory $15,000,000 prepayment of said loan out of the net proceeds of the Offering.

      3.    CONTROL OF AUDITS, ETC.

            (a) In the event that any audit or administrative or judicial proceeding relating to taxes involves an asserted claim which relates solely to Gold (a "Claim"), FMC shall, at Gold's request, attempt to have such Claim severed and considered separately from any other issues involved in such audit or proceeding. If severance of the Claim is accomplished, Gold shall have the right to control the contest of such Claim with its own





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counsel and at Gold's own expense.  FMC shall have the right to participate, at its own expense, in proceedings relating to such Claim, provided that the conduct of such proceedings shall remain within the sole control of Gold. In the event of such severance, Gold shall not settle any Claim in a manner which would have an adverse impact on FMC unless Gold has indemnified FMC against such adverse impact and shall also not settle any Claim without the written consent of FMC, which consent shall not be unreasonably withheld; provided, however, that the consent of FMC to such settlement shall not be required if FMC has failed to provide Gold with information which has been reasonably requested by Gold in connection with the contest of such Claim.

            (b) In the event that severance of a Claim is not accomplished, then FMC shall permit Gold to attend any proceedings relating to such Claim, and FMC shall take such actions in connection with contesting such Claim as Gold shall reasonably request; provided, however, that the conduct of all such proceedings shall remain within the sole control of FMC and FMC shall have no obligation to take any action in contesting such Claim if such action is inconsistent with some position being taken by FMC or would have a detrimental effect on FMC. Notwithstanding the foregoing, FMC shall not settle any Claim without the written consent of Gold, which consent shall not be unreasonably withheld; provided, however, that the consent of Gold to such settlement shall not be required if Gold has failed to provide FMC with information which has been reasonably requested by FMC in connection with the contest of such Claim. Gold shall execute any power of attorney or other document requested by FMC to enable FMC to exercise control over any such proceedings.





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            (c)   FMC and Gold shall promptly notify the other in writing of any issue raised by a taxing authority following the Spin-Off which can reasonably be expected to affect the tax returns of the other party, or which could give rise to an obligation to make a payment to the other party under the terms of section 4(a) or 4(b) of this Amended Tax Sharing Agreement.

      4.    AUDIT ADJUSTMENTS.

            (a) If following the Spin-Off any audit adjustment or redetermination attributable to Gold is made with respect to any consolidated or combined tax return which includes Gold and relates to a taxable period prior to the Spin-Off, Gold shall reimburse FMC for any resulting assessments of tax (including interest, penalties and additions to tax) when, and to the extent that, the cumulative amount of such assessments, determined on a consolidated or combined return basis, exceeds $250,000. In the event that any such audit adjustment or redetermination results in a refund or credit which is attributable to Gold, FMC shall pay Gold when, and to the extent that, the cumulative amount of such refunds or credits, determined on a consolidated or combined return basis, received by FMC exceeds $250,000.

            (b) FMC and Gold shall notify the other party of any audit adjustments which affect the allocation of alternative minimum tax credit carryovers between the parties as of the date of the Spin-Off. In the event the cumulative amount of any such reallocated alternative minimum tax credit carryovers, determined on a consolidated return basis, exceeds $250,000, FMC or Gold shall make payment to the other party to the extent of such excess.





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            (c)   FMC shall indemnify Gold against any joint and several
liability for taxes (including interest, penalties and additions to tax) which are attributable solely to corporations other than Gold, but are imposed on Gold solely as the result of its inclusion in a consolidated or combined tax return filed by FMC.

      5.    CARRYBACKS.

            (a) In the event that Gold incurs a regular or alternative minimum tax net operating loss in a taxable period following the Spin-Off which may be carried back to a taxable year in which Gold was included in the Affiliated Group, then Gold shall make an election under section 172(b)(3) of the Internal Revenue Code of 1986, as amended, (or comparable state law provision) to forego the carryback period for such loss. If Gold shall fail to make such an election, FMC shall have no liability to Gold for any refund received by FMC as a result of the carryback of such loss.

            (b) In the event that Gold incurs a capital loss or is entitled to a credit in a taxable period following the Spin-Off which may be carried back to a taxable year in which Gold was included in the Affiliated Group, FMC will pay Gold the lesser of (i) the tax benefit which would result to Gold from such carryback if Gold's tax liability were computed on a separate return basis, or
(ii) the amount of tax actually refunded to FMC for the taxable year to which such loss or credit is carried.

      6. RECORD RETENTION AND ASSISTANCE. FMC and Gold shall, in accordance with their existing record retention policies, retain all records, documents, accounting data and other information (including computer data) which relate to all tax returns filed for periods prior to the Spin-Off. Each party shall provide the other with reasonable access to such records and information. If either party wishes to destroy any such records or





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information, it shall first give 30 days' prior notice to the other party, which shall have the right at its option to object to such destruction, in which case the party seeking to destroy such records or information shall at its option either continue to retain possession of such records or information or will deliver such records or information the other party. FMC and Gold shall provide each other with such other cooperation and information as either of them may reasonably request of the other in connection with the preparation of tax returns, amended returns, claims for refunds or in connection with any audit or other examination by any authority or any judicial or administrative proceeding relating to taxes.

      7. MEDIATION AND ARBITRATION. If a dispute arises between FMC and Gold with respect to this Agreement or the breach thereof, and if such dispute cannot be settled through negotiations, the parties shall first attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association. If such dispute cannot be settled by mediation, it shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Regardless of any other choice of law provisions in this Agreement, any arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, as amended from time to time.

      8. INTEGRATION; AMENDMENT; WAIVER. This Amended Agreement supersedes the Tax Sharing Agreement and all prior negotiations, agreements and understandings between the parties with respect to the subject matter hereof, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be altered or amended except in writing signed by the parties. The failure of either party





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hereto at any time or times to require performance of any provisions of this
Amended Agreement shall in no manner affect the right to enforce the same. No waiver by either party hereto of any condition, or of the breach of any provision of this Amended Agreement or the other agreements contemplated hereby, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other provision herein or therein contained.

      Signed, sealed and delivered on the date first above written.



(CORPORATE SEAL)                        FMC:

                                        FIRST MISSISSIPPI CORPORATION


ATTEST:                                 By:
                                            ----------------------------------
                                            President

- -------------------------
Secretary




(CORPORATE SEAL)                        FIRSTMISS GOLD:

                                        FIRSTMISS GOLD INC.


ATTEST:                                 By:
                                            ----------------------------------
                                            President

- -------------------------
Secretary





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(CORPORATE SEAL)                        FMG:

                                        FMG INC.


ATTEST:                                 By:
                                            ----------------------------------
                                            President

- -------------------------
Secretary





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